EXHIBIT 8.1

Thacher Proffitt & Wood LLP
Two World Financial Center
New York, NY 10281
212.912.7400

Fax: 212.912.7751
www.tpw.com

February 28, 2006

Bear Stearns Asset Backed Securities I LLC 383 Madison Avenue New York, New York 10179	U.S. Bank National Association One Federal Street, 3rd Floor Boston, Massachusetts 02110

Bear, Stearns & Co. Inc. 383 Madison Avenue New York, New York 10179	Wells Fargo Bank, N.A. 9062 Old Annapolis Road Columbia, Maryland 21045

Fitch Ratings One State Street Plaza - 32nd Floor New York, New York 10004	EMC Mortgage Corporation 909 Hidden Ridge Drive, Suite 200 Irving, Texas 75038

CapitalSource Finance LLC 4445 Willard Avenue Chevy Chase, Maryland 20815

Opinion: Tax
Bear Stearns ARM Trust 2006-1
Mortgage-Backed Notes, Series 2006-1

Ladies and Gentlemen:

We have acted as counsel to EMC Mortgage Corporation (“EMC”), Bear Stearns Asset Backed Securities I LLC (the “Depositor”) and Bear, Stearns & Co. Inc. (the “Underwriter” and the “Initial Purchaser”, as applicable) in connection with (i) the Loan Sale Agreement, dated as of February 28, 2006 (the “EMC Sale Agreement”), between the EMC and CS OT I LLC (“the Seller”) (ii) the Mortgage Loan Purchase Agreement, dated February 28, 2006 (the “Seller Sale Agreement”), between the Seller and the Depositor (iii) the Amended and Restated Trust Agreement, dated as of February 28, 2006 (the “Trust Agreement”), among the Depositor, Wilmington Trust Company (the “Owner Trustee”) of Bear Stearns ARM Trust 2006-1 (the “Issuing Entity”) and Wells Fargo Bank, N.A. (as “Securities Administrator” and “Certificate Paying Agent”) pursuant to which the Issuing Entity issued the owner trust certificate (the “Owner Trust Certificate”), (iv) the Sale and Servicing Agreement, dated as of February 28, 2006 (the “Sale and Servicing Agreement”), among EMC, Wells Fargo Bank, N.A. (the “Master Servicer”), the Securities Administrator, the Depositor, the Indenture Trustee, the Issuing Entity, the Seller and CSE Mortgage LLC (the “Sponsor”) (v) the Custodial Agreement, dated as of February 28, 2006 (the “Custodial Agreement”), between the Depositor and Wells Fargo Bank, N.A. (the “Custodian”), (vi) the Indenture, dated as of February 28, 2006 (the “Indenture”), among the Issuing Entity, the Securities Administrator and U.S. Bank National Association (the “Indenture Trustee”), pursuant to which the Issuing Entity issued the Mortgage-Backed Notes, Series 2006-1 (the “Notes”), (vii) the Underwriting Agreement, dated as of January 10, 2006, and the related Terms Agreement, dated as of February 27, 2006 (together, the “Underwriting Agreement”), each between the Depositor and the Underwriter, (viii) the Purchase Agreement, dated as of April 30, 2004, and the related Terms Agreement, dated as of February 28, 2006 (together, the “Purchase Agreement”), each between the Depositor and the Initial Purchaser, (ix) the Administration Agreement, dated as of February 28, 2006 (the “Administration Agreement”), among the Issuing Entity, Wells Fargo Bank, N.A. (the “Administrator”), the Owner Trustee and the Depositor, (x) the Prospectus Supplement, dated February 27, 2006 (the “Prospectus Supplement”) and the Prospectus to which it relates, dated June 24, 2005 (the “Base Prospectus”; together with the Prospectus Supplement, the “Prospectus”) and (xi) the Private Placement Memorandum, dated February 28, 2006 (the “Private Placement Memorandum”). The EMC Sale Agreement, the Seller Sale Agreement, the Trust Agreement, the Sale and Servicing Agreement, the Custodial Agreement, the Indenture, the Underwriting Agreement, the Purchase Agreement and the Administration Agreement are collectively referred to herein as the “Agreements”. Capitalized terms not defined herein have the meanings assigned to them in the Agreements.

New York, NY	Washington, DC	White Plains, NY	Summit, NJ	Mexico City, Mexico

Page 2.
Opinion: Tax
Bear Stearns ARM Trust 2006-1, Series 2006-1
February 28, 2006

In rendering this opinion letter, as to relevant factual matters we have examined the documents described above and such other documents as we have deemed necessary including, where we have deemed appropriate, representations or certifications of officers of parties thereto or public officials. In rendering this opinion letter, except for the matters that are specifically addressed in any opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals or as copies thereof, the conformity to the originals of all documents submitted to us as copies, the genuineness of all signatures and the legal capacity of natural persons, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the necessary entity authorization, execution, authentication, payment, delivery and enforceability (as limited by bankruptcy and other insolvency laws) of and under all documents, and the necessary entity power and authority with respect thereto, and (iv) that there is not any other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates in a manner that affects the correctness of any opinion expressed below. In rendering this opinion letter, except for any matter that is specifically addressed in any opinion expressed below, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to (a) the accuracy of and compliance by the parties thereto with the representations, warranties and covenants as to factual matters contained in any document or (b) the conformity of the underlying assets and related documents to the requirements of any agreement to which this opinion letter relates. Each assumption herein is made and relied upon with your permission and without independent investigation.

This opinion letter is based upon our review of the documents referred to herein. We have conducted no independent investigation with respect to the facts contained in such documents and relied upon in rendering this opinion letter. We also note that we do not represent any of the parties to the transactions to which this opinion letter relates or any of their affiliates in connection with matters other than certain transactions. However, the attorneys in this firm who are directly involved in the representation of parties to the transactions to which this opinion letter relates, after such consultation with such other attorneys in this firm as they deemed appropriate, have no actual present knowledge of the inaccuracy of any fact relied upon in rendering this opinion letter.

Page 3.
Opinion: Tax
Bear Stearns ARM Trust 2006-1, Series 2006-1
February 28, 2006

In rendering this opinion letter, we do not express any opinion concerning any law other than the federal income tax laws of the United States, including without limitation the Internal Revenue Code of 1986, as amended (the “Code”). We do not express any opinion herein with respect to any matter not specifically addressed in the opinions expressed below, including without limitation (i) any statute, regulation or provision of law of any county, municipality or other political subdivision or any agency or instrumentality thereof or (ii) the securities or tax laws of any jurisdiction.

The tax opinions set forth below are based upon the existing provisions of applicable law and regulations issued or proposed thereunder, published rulings and releases of applicable agencies or other governmental bodies and existing case law, any of which or the effect of any of which could change at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinions are based. The opinions expressed herein are limited as described below, and we do not express any opinion on any other legal or income tax aspect of the transactions to which this opinion letter relates.

Based upon and subject to the foregoing, it is our opinion that:

1.
The statements made in the Base Prospectus, the Prospectus Supplement and the Private Placement Memorandum under the heading “Federal Income Tax Consequences”, to the extent that those statements constitute matters of law or legal conclusions with respect thereto, while not purporting to discuss all possible consequences of investment in the securities to which they relate, are correct in all material respects with respect to those consequences or matters that are discussed therein.

2.
Under current United States federal income tax law as of the Closing Date, based upon certain financial calculations prepared by the Underwriter at our request concerning the projected payments on the Notes and assuming the accuracy of and compliance with the representations, covenants and other provisions of the Agreements without any waiver or modification thereof, although there are no regulations, rulings or judicial precedents addressing the characterization for federal income tax purposes of securities having terms substantially the same as those of the Notes, for federal income tax purposes (i) the Class A Notes will be characterized as indebtedness to a Noteholder (other than a Noteholder that owns, directly or indirectly through one or more entities disregarded as entities separate from such Noteholder, the Owner Trust Certificate and 100% of the Privately Offered Notes, and not as representing ownership interests in the Issuing Entity, and (ii) the Issuing Entity will not be classified as (A) an association taxable as a corporation, (B) a publicly traded partnership or (C) a taxable mortgage pool, as long as, in the case of clause (C), a single person owns for federal income tax purposes, directly or indirectly through one or more entities disregarded as entities separate from such person, the Owner Trust Certificate and a 100% of the privately offered notes.

Page 4.
Opinion: Tax
Bear Stearns ARM Trust 2006-1, Series 2006-1
February 28, 2006

To ensure compliance with requirements imposed by the United States Internal Revenue Service, any United .States federal tax advice contained herein, as to which each taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor, (i) is not intended or written to be used, and cannot be used, for the purpose of avoiding penalties under the Code and (ii) is written in connection with the promotion or marketing of the transaction or matters addressed herein.

Page 5.
Opinion: Tax
Bear Stearns ARM Trust 2006-1, Series 2006-1
February 28, 2006

This opinion letter is rendered for the sole benefit of each addressee hereof with respect to the matters specifically addressed herein, and no other person or entity is entitled to rely hereon. Copies of this opinion letter may not be made available, and this opinion letter may not be quoted or referred to in any other document made available, to any other person or entity except (i) to any applicable rating agency, institution providing credit enhancement or liquidity support or governmental authority, (ii) to any accountant or attorney for any person or entity entitled hereunder to rely hereon or to whom or which this opinion letter may be made available as provided herein, (iii) to any and all persons, without limitation, in connection with the disclosure of the tax treatment and tax structure of the transaction to which this opinion letter relates, (iv) in connection with a due diligence inquiry by or with respect to any addressee that is identified in the first paragraph hereof as a person or entity for which we have acted as counsel in rendering this opinion letter, (v) in order to comply with any subpoena, order, regulation, ruling or request of any judicial, administrative, governmental, supervisory or legislative body or committee or any self-regulatory body (including any securities or commodities exchange or the National Association of Securities Dealers, Inc.) and (vi) as otherwise required by law; provided that none of the foregoing is entitled to rely hereon unless an addressee hereof. We assume no obligation to revise, supplement or withdraw this opinion letter, or otherwise inform any addressee hereof or other person or entity, with respect to any change occurring subsequent to the delivery hereof in any applicable fact or law or any judicial or administrative interpretation thereof, even though such change may affect a legal analysis or conclusion contained herein. In addition, no attorney-client relationship exists or has existed by reason of this opinion letter between our firm and any addressee hereof or other person or entity except for any addressee that is identified in the first paragraph hereof as a person or entity for which we have acted as counsel in rendering this opinion letter. In permitting reliance hereon by any person or entity other than such an addressee for which we have acted as counsel, we are not acting as counsel for such other person or entity and have not assumed and are not assuming any responsibility to advise such other person or entity with respect to the adequacy of this opinion letter for its purposes.

Very truly yours,

/s/ Thacher Proffitt & Wood LLP